EXHIBIT 10.15

NICHOLAS FINANCIAL, INC.

2015 OMNIBUS INCENTIVE PLAN

PERFORMANCE SHARE AWARD

[Name]

[Address]

Dear                                         :

You have been granted a Performance Share Award for shares of common stock of Nicholas Financial, Inc. (the “Company”) under the Nicholas Financial, Inc. 2015 Omnibus Incentive Plan (the “Plan”) with the following terms and conditions:

Performance Period:	, 20 through , 20

Performance Criteria:

You will earn a number of Shares based on the Company’s achievement of the Performance Goal at the end of the Performance Period as follows:

  Achievement                              Number of Performance Shares Earned

      % of Target

      % of Target

Target

      % of Target

      % of Target

The “Target” Performance Goal for the Performance Period is .

If your employment or service terminates prior to the end of the Performance Period due to death or Disability, you will be eligible to receive a number of Performance Shares equal to the number of shares specified above assuming the Target Performance Goal had been met, multiplied by a fraction, the numerator of which is the number of days that have elapsed since the first day of the Performance Period to the date of your termination, and the denominator of which is equal to the number of days in the full Performance Period. For this purpose, “Disability” means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, as determined by the Administrator.

If your employment or service terminates prior to the end of the Performance Period for any other reason, this Performance Share Award will terminate in full on the date of such termination and you will not earn any Performance Shares.

Issuance by Certificate or Book Entry:	As soon as practicable (but in no event later than 2 1⁄2 months) after the end of the Performance Period, the Company will issue your earned Performance Shares in your name in certificated form or by book entry. If, however, you terminate employment or service due to death or Disability, the Company will issue your earned Performance Shares in certificated form or by book entry as soon as practicable (but in no event later than 2 1⁄2 months) after the date of your termination.

Rights as Shareholder:	You will not be deemed for any purposes to be a shareholder of the Company with respect to any of the Shares subject to this Performance Share Award unless and until earned Performance Shares have been issued to you in certificated form or by book entry. Accordingly, until such issuance, you may not exercise any voting rights and you will not be entitled to receive any dividends, dividend equivalent payments or other distributions with respect to the Shares subject to this Performance Share Award.

Change of Control:	Upon a Change of Control, the Performance Shares will be treated as set forth in the Plan.

Transferability of Shares:	By accepting this Performance Share Award, you agree not to sell any Shares acquired under this Performance Share Award at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale.

Tax Withholding:	To the extent that the Performance Shares result in income to you for Federal, state or local income tax purposes, or the Company is otherwise obligated to withhold amounts in connection with the Performance Shares, you shall deliver to the Company at the time the Company is obligated to withhold taxes in connection with such receipt, such amount as the Company requires to meet its withholding obligation under applicable tax laws or regulations, and if you fail to do so, the Company has the right and authority to deduct or withhold from other compensation payable to you an amount sufficient to satisfy its withholding obligations. You may satisfy the withholding requirement, in whole or in part, by electing to have the Company withhold for its own account that number of Performance Shares otherwise deliverable to you having an aggregate Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that the Company must withhold in connection with the vesting of such Shares. Your election must be irrevocable, in writing, and submitted to the Secretary of the Company before the date the Shares are distributed. The Fair Market Value of any fractional Share not used to satisfy the withholding obligation (as determined on the date the tax is determined) will be paid to you in cash.

Recoupment:	This Performance Share Award shall be subject to any recoupment or clawback policy that is adopted by, or any recoupment or similar requirement otherwise made applicable by law, regulation or listing standards to, the Company from time to time.

Miscellaneous:

•    This Performance Share Award may be amended only by written consent signed by you and the Company, unless the amendment is not to your detriment or the amendment is otherwise permitted without your consent by the Plan.

•    The failure of the Company to enforce any provision of this Performance Share Award at any time shall in no way constitute a waiver of such provision or of any other provision hereof.

•    In the event any provision of this Performance Share Award is held illegal or invalid for any reason, such illegality or invalidity shall not affect the legality or validity of the remaining provisions of this Performance Share Award, and this Performance Share Award shall be construed and enforced as if the illegal or invalid provision had not been included in this Performance Share Award.

•    As a condition of the granting of this Performance Share Award, you agree, for yourself and your legal representatives or guardians, that this Performance Share Award shall be interpreted by the Administrator and that any interpretation by the Administrator of the terms of this Performance Share Award and any determination made by the Administrator pursuant to this Performance Share Award shall be final, binding and conclusive.

•    This Performance Share Award may be executed in counterparts.

This Performance Share Award is granted under and governed by the terms and conditions of the Plan. Additional provisions regarding your Performance Share Award and definitions of capitalized terms used and not defined in this Performance Share Award can be found in the Plan.

BY SIGNING BELOW AND ACCEPTING THIS PERFORMANCE SHARE AWARD, YOU

AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED HEREIN AND IN THE

PLAN. YOU ALSO ACKNOWLEDGE RECEIPT OF THE PLAN AND THE

PROSPECTUS DESCRIBING THE PLAN.

NICHOLAS FINANCIAL, INC.

By:
Name:	Recipient
Title: